Exhibit 99.1: Peoples Financial Corporation Press Release Dated January 29, 2015

FOR IMMEDIATE RELEASE

For more information, contact:

Paul D. Guichet, Vice President

228-435-8761

pguichet@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS FOURTH QUARTER AND YEAR-END RESULTS

BILOXI, MS (January 29, 2015)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported a net loss of $9,119,000 for the quarter ended December 31, 2014, and a net loss of $10,004,000 for the full year, due to charges related to non-performing assets and a valuation allowance recorded on a deferred tax asset, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.

Updated valuations on real estate underlying certain specific loans required an additional $2,789,000 in loan loss provisions for the fourth quarter of 2014, increasing the total loss provision to $7,404,000 for the year ended December 31, 2014. Write downs in the value of existing other real estate owned properties totaled $1,261,000 for 2014 compared to $670,000 for 2013.

The company has historically carried a considerable amount of deferred tax assets resulting from non-deductible provisions for loan losses, deferred compensation expenses and tax credits. In consideration of the company’s recent losses, management has evaluated deferred tax assets and established a valuation allowance of $7,600,000, a non-cash charge to earnings, during the fourth quarter of 2014. The valuation allowance was necessary due to losses from operations during recent years. “We have carried a large deferred tax asset position for several years,” said Swetman. “As we resolve our non-performing assets and return to sustained profitability, we expect to reverse the valuation allowance,” he added.

Swetman further commented, “Since 1896, the company has been one of the strongest capitalized banks in the country. At year-end 2014 we continued our long tradition of financial strength as evidenced by our primary capital ratio of 14.38%, far exceeding the minimum regulatory requirement of 8.00%.”

Loss per weighted average common share for the fourth quarter of 2014 was $1.78 compared to $.17 in the same period of 2013. For the full year, loss per weighted average common share totaled $1.95 per share in 2014, compared to $.10 in 2013. Net losses per share figures are based on weighted average common shares outstanding of 5,123,186 and 5,128,889 for the years ended December 31, 2014 and 2013, respectively.

The holding company’s primary capital ratio was 14.38% at December 31, 2014, compared to 13.64% at December 31, 2013. The company’s book value per share was $18.53 and $19.35 at the end of 2014 and 2013, respectively.

Founded in 1896, with $669 million in assets as of December 31, 2014, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

Peoples Financial Corporation is listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION

(Unaudited) (In thousands, except weighted average shares and per share figures)

EARNINGS SUMMARY

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net interest income	$4,860	$7,279	$20,715	$23,509
Provision for loan losses	2,789	5,042	7,404	9,661
Non-interest income	2,043	2,229	8,619	9,067
Non-interest expense	6,929	6,614	27,208	25,654
Income taxes	6,304	(1,265)	4,726	(2,201)
Net loss	(9,119)	(883)	(10,004)	(538)
Loss per share	(1.78)	(.17)	(1.95)	(.10)

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Allowance for loan losses, beginning of period	$11,010	$11,696	$8,934	$8,857
Recoveries	105	80	598	538
Charge-offs	(4,698)	(7,884)	(7,730)	(10,122)
Provision for loan losses	2,789	5,042	7,404	9,661

Allowance for loan losses, end of period	$9,206	$8,934	$9,206	$8,934

ASSET QUALITY

	December 31,
	2014	2013
Allowance for loan losses as a percentage of loans	2.54%	2.38%
Loans past due 90 days and still accruing	$763	$651
Nonaccrual loans	33,298	26,171

PERFORMANCE RATIOS

	December 31,
	2014	2013
Return on average assets	(1.38%)	(.07%)
Return on average equity	(10.31%)	(.51%)
Net interest margin	3.32%	3.34%
Efficiency ratio	124%	112%
Primary capital	14.38%	13.64%

BALANCE SHEET SUMMARY

	December 31,
	2014	2013
Total assets	$668,895	$762,264
Loans	362,407	375,349
Securities	238,372	293,678
Other real estate (ORE)	7,646	9,630
Total deposits	392,714	425,558
Total federal funds purchased	124,206	139,639
Shareholders’ equity	94,951	99,147
Book value per share	18.53	19.35
Weighted average shares	5,123,186	5,128,889